Exhibit 99.1

Eastern Resources, Inc. Announces
BuzzKill Wins People’s Choice Award for Best Feature Film
at NJ Film Festival at Cape May

New York, NY - November 26, 2008: Eastern Resources, Inc. (OTCBB: ESRI), an independent film production company, announced today that its first feature length major motion picture, BuzzKill, won the People’s Choice Award for Best Feature Film at the 2008 NJ State Film Festival at Cape May.

“The crowd and their response to our film was amazing. It was wonderful to experience the film in a full house and on a big screen,” Thomas Hanna, CEO of Eastern Resources commented. “The reception of the audience at the festival confirms our belief that BuzzKill has a mass audience appeal. We hope this award will provide the publicity and exposure to help us secure a distribution deal for the film.”

The Company is currently working to secure a distribution deal for BuzzKill. The Company also continues to explore additional distribution options which may include cable and television as well as self distribution through the internet.

About Eastern Resources, Inc.
Headquartered in New York, NY, Eastern Resources, Inc. is engaged in the production of full length independent feature films. In 2008, the Company completed production of a feature length major motion picture entitled BuzzKill and plans to market it to distributors in the United States and abroad. The Company plans to produce a wide range of independent films outside the traditional studio system. It seeks films with original content that intrigue and inspire as much as they entertain. The Company’s business goals are to distribute profitable films for theatrical release, and exploit all methods of delivery worldwide.

Forward-Looking Statements
Certain statements in this news release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Words such as “believes”, “expects”, “intends”, “estimates”, “plans”, “may”, “could”, “should”, “anticipates”, “likely” or similar expressions or variations on such expressions are forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. We can give no assurances that the assumptions upon which the forward-looking statements are based will prove to be correct. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from the forward-looking statements, including, but not limited to, the availability and pricing of additional capital to finance operations, the acceptance of our feature film at various film festivals, the successful negotiation and execution of marketing and distribution agreements, our ability to acquire and develop future film projects, and future economic conditions and the independent film market. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of Eastern Resources can be found in the filings of Eastern Resources with the U.S. Securities and Exchange Commission.

Contact Information:
Eastern Resources, Inc.
Thomas H. Hanna, Jr., CEO
Phone: (917) 687-6623